                                                Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-41406

                             Prospectus Supplement
                     (To Prospectus dated August 4, 2000)

                                  [ACT LOGO]

                                 $100,000,000

             7% Convertible Subordinated Notes due April 15, 2007
          AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

                               ________________

     This prospectus supplement relates to the resale by the holders of ACT Manufacturing, Inc. 7% Convertible Subordinated Notes Due April 15, 2007 and the shares of common stock, $.01 par value per share, issuable upon the conversion of the notes.

     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated August 4, 2000, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus.

     The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                      Principal Amount at
                                      Maturity of Notes                                  Number of Shares of
                                Beneficially Owned That May    Percentage of Notes        Common Stock That
        Name                             Be Sold                  Outstanding                May Be Sold
       ----                              -------                  -----------                -----------
Deutsche Banc Alex Brown Inc.          $4,050,000                   4.0500%                     94,405

                              ____________________
           The Date Of This Prospectus Supplement Is March 29, 2001.